Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654 mefaford@archchemicals.com

Press Contact:	Dale N. Walter (203) 229-3033 dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FIRST QUARTER 2009 EARNINGS;

REAFFIRMS FULL YEAR 2009 EARNINGS GUIDANCE

Highlights:

•	Earnings per share were $0.13 for the first quarter of 2009, compared to $0.23 for the prior year quarter.

•	HTH water products operating income increased 62 percent from the prior year quarter.

•	Second quarter earnings per share from continuing operations are expected to be in the $1.15 to $1.25 range.

•	Arch closed on $100 million term loan facility in the first quarter of 2009.

NORWALK, Conn., May 5, 2009 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the first quarter of 2009 of $293.7 million, compared to $347.1 million for the first quarter of 2008. Higher pricing and the favorable impact of the Advantis acquisition were more than offset by lower volumes and unfavorable foreign exchange. Earnings per share for 2009 were $0.13 per share on $3.2 million of income, compared to $0.23 per share on $5.7 million of income in 2008. Segment operating income was $9.1 million in 2009 compared to $12.2 million in 2008.

“Despite the very challenging global market conditions, we are pleased with our first quarter results, which exceeded our expectations. These results were driven principally by our water products and performance urethanes businesses, where we benefited both from price increases and from ongoing margin-improvement plans,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “Personal care and industrial biocides met our expectations through a combination of favorable product mix and cost-control initiatives, which offset lower demand principally from the building products market. The wood protection and industrial coatings businesses experienced lower demand due to continued weakness in the global housing and construction markets,” said Mr. Campbell.

The following compares segment sales and operating income (loss) for the first quarters of 2009 and 2008 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $249.0 million and operating income of $14.6 million in 2009 compared with sales of $293.6 million and operating income of $21.6 million in 2008.

HTH Water Products

HTH water products reported sales of $102.7 million and operating income of $9.7 million for 2009 compared to sales of $97.8 million and operating income of $6.0 million for 2008.

Sales increased $4.9 million, or approximately five percent. Excluding the impact of the acquisition of the water treatment chemicals business of Advantis Technologies ($8.9 million), sales decreased $4.0 million due to lower volumes. Improved pricing, principally related to price increases across all regions, was offset by unfavorable foreign exchange. Lower volumes in the North American repacker and dealer direct markets, as well as lower volumes in Europe, more than offset improved volumes in the domestic mass segment as well as in South Africa.

Operating income improved $3.7 million as higher pricing more than offset unfavorable foreign exchange, higher product costs and lower volumes.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $68.1 million and operating income of $11.3 million compared to sales and operating income of $80.4 million and $15.9 million, respectively, in 2008.

Sales decreased $12.3 million, or approximately 15 percent, as improved pricing was more than offset by lower volumes and unfavorable foreign exchange. The lower volumes were caused by decreased demand for biocides used in building products and metalworking fluids, due to the downturn in the global construction market and the depressed automotive industry. The improved pricing principally related to health and hygiene products.

Operating income decreased $4.6 million as lower volumes were partially offset by improved pricing and lower freight costs.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $78.2 million and an operating loss of $6.4 million compared to sales and an operating loss of $115.4 million and $0.3 million, respectively, in 2008.

Sales decreased $37.2 million, or approximately 32 percent, as significantly lower volumes due to the continued downturn in the economy and unfavorable foreign exchange were partially offset by improved pricing. In the wood protection business, lower volumes across all regions for the residential sectors due to the continued downturn in the global construction market were partially offset by higher global prices. In the industrial coatings business, lower volumes were attributable to poor economic conditions in Europe.

Operating results were $6.1 million below the prior year, principally due to lower volumes for both businesses. In addition, higher pricing in the wood protection business was offset by unfavorable foreign exchange and higher raw material costs.

Performance Products

Performance Products reported sales of $44.7 million and operating income of $2.7 million compared with sales and an operating loss of $53.5 million and $0.3 million, respectively, in 2008.

Performance urethanes sales decreased $8.0 million. Pricing was significantly lower than the first quarter 2008 due to competitive pressures in the polyol and glycol markets resulting from declining raw material costs. Volumes were slightly lower than prior year due to the downturn in the U.S. economy. Operating results improved by $2.3 million due to improved margins from favorable raw material costs, principally propylene.

Hydrazine sales and operating income were comparable to 2008.

General Corporate Expenses

General corporate expenses were lower than prior year principally due to lower U.K. pension expense.

Term Loan Facility

During February 2009, the Company closed on a new unsecured $100 million term loan facility. The facility will mature on June 15, 2011, the same date that the Company’s existing $350 million revolving credit facility expires. The Company may select various floating rate borrowing options including, but not limited to, LIBOR plus a spread that can range from 2.25% to 3.25%, depending on the Company’s quarterly leverage ratios. The entire $100.0 million was drawn on the facility at closing. In addition, the agreement provides for amortization of principal of 5% per quarter beginning September 30, 2009.

2009 Outlook

For the second quarter, the Company anticipates earnings per share from continuing operations to be in the $1.15 to $1.25 per share range, compared to earnings per share from continuing operations of $1.33 during the second quarter of 2008. Higher results are expected from the HTH water products business due to improved global pricing and the positive contribution from the acquisition of Advantis, including related synergies, as well as from the performance products business resulting from lower raw material costs. These improved results are expected to be more than offset by decreased demand for industrial biocides, used in the building products market, as well as in the wood protection and industrial coatings businesses. In addition, corporate unallocated expenses will be higher than the year ago quarter as a result of the mark-to-market impact of the stock price in the second quarter of 2008 associated with the Company’s performance-based stock awards and deferred compensation plans.

The Company now expects full-year 2009 sales to be approximately two to four percent lower than 2008, as the contribution from the acquisition of Advantis and higher pricing should be more than offset by unfavorable foreign exchange and lower volumes. The Company reaffirms its 2009 guidance of earnings per share from continuing operations to be in the $1.85 to $2.05 range. The HTH water products business is expected to deliver higher profits than previously expected, driven by the favorable performance in the first quarter. This better than expected performance is forecast to be offset by lower than expected results for industrial biocides, particularly biocides used in building products, and the wood protection and industrial coatings businesses due to continued weakness in the global housing and construction markets. The Company continues to expect depreciation and amortization to be approximately $50 million and capital spending to be in the $35 to $40 million range. The effective tax rate is estimated to be in the 37 to 38 percent range.

“While we do not expect a recovery from the global recession in 2009, our relentless commitment to improve profit margins, reduce costs, optimize our portfolio and maximize cash generation will help deliver long-term shareholder value, while maintaining an attractive dividend. In addition, our recent completion of a new $100 million term loan facility in today’s challenging economic and credit environment improves our liquidity and flexibility, while reaffirming the value of our core Biocides portfolio and its long-term, profitable growth prospects,” said Mr. Campbell.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2009 earnings conference call on Tuesday, May 5, 2009 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 724-9493, passcode 8825426, in the United States, or (913) 905-3216, passcode 8825426, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Tuesday, May 5, 2009 until 6:00 p.m. (ET) on Tuesday, May 12, 2009. The replay number is (888) 203-1112, passcode 8825426; from outside the United States, please call (719) 457-0820, passcode 8825426.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Sales	$293.7	$347.1
Cost of Goods Sold	205.1	253.4
Selling and Administration	74.3	76.1
Research and Development	5.3	5.5
Interest Expense, Net	3.9	3.3

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	5.1	8.8
Equity in Earnings of Affiliated Companies	0.1	0.1
Income Tax Provision	2.0	3.2

Net Income	$3.2	$5.7

Basic Income Per Common Share	$0.13	$0.23

Diluted Income Per Common Share	$0.13	$0.23

Weighted Average Common Stock Outstanding - Basic	24.9	24.8
Weighted Average Common Stock Outstanding – Diluted	25.0	24.9

(a)	Unaudited.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31, 2009 (a)	December 31, 2008
Assets:
Cash & Cash Equivalents	$38.8	$50.8
Restricted Cash	4.3	—
Accounts Receivable, Net (b)	184.5	184.2
Short-Term Investment (b)	53.7	56.0
Inventories, Net	252.7	216.1
Other Current Assets	21.5	19.6

Total Current Assets	555.5	526.7
Investments and Advances - Affiliated Companies at Equity	1.6	1.5
Property, Plant and Equipment, Net	209.8	212.2
Goodwill	199.1	199.6
Other Intangibles	180.1	183.0
Other Assets	107.3	109.4

Total Assets	$1,253.4	$1,232.4

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$17.9	$18.5
Current Portion of Long-Term Debt	15.8	—
Accounts Payable	174.8	180.1
Accrued Liabilities	69.0	75.9

Total Current Liabilities	277.5	274.5
Long-Term Debt	339.9	314.5
Other Liabilities	275.6	281.5

Total Liabilities	893.0	870.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares: 25.0 Shares Issued and Outstanding (24.8 in 2008)	25.0	24.8
Additional Paid-in Capital	458.5	457.2
Retained Earnings	62.3	64.1
Accumulated Other Comprehensive Loss	(185.4)	(184.2)

Total Shareholders’ Equity	360.4	361.9

Total Liabilities and Shareholders’ Equity	$1,253.4	$1,232.4

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables has been reflected as a short-term investment. As of March 31, 2009, the Company had sold $33.4 million of participation interests in $87.1 million of accounts receivable and, as of December 31, 2008, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Three Months Ended March 31,	2009	2008
Operating Activities:
Net Income	$3.2	$5.7
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Used in Operating Activities:
Equity in Earnings of Affiliates	(0.1)	(0.1)
Depreciation and Amortization	11.4	11.2
Deferred Taxes	0.1	0.6
Restructuring Payments	—	(0.2)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	33.4	38.5
Receivables	(33.6)	(48.2)
Inventories	(38.0)	(41.3)
Other Current Assets	(1.0)	1.3
Accounts Payable and Accrued Liabilities	(6.8)	(7.8)
Noncurrent Liabilities	(3.7)	(4.0)
Other Operating Activities	1.9	(0.6)

Net Operating Activities	(33.2)	(44.9)

Investing Activities:
Capital Expenditures	(7.1)	(12.0)
Businesses Acquired in Purchase Transaction	0.3	(0.2)
Proceeds from Sale of a Business	0.5	2.7
Proceeds from Sale of Land and Property	—	0.7

Net Investing Activities	(6.3)	(8.8)

Financing Activities:
Long-Term Debt Borrowings	114.8	55.0
Long-Term Debt Repayments	(76.4)	(37.0)
Short-Term (Repayments) Borrowings, Net	(0.6)	13.8
Dividends Paid	(5.0)	(5.0)
Other Financing Activities	(4.4)	0.7

Net Financing Activities	28.4	27.5

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.9)	2.8

Net Decrease in Cash and Cash Equivalents	(12.0)	(23.4)
Cash and Cash Equivalents, Beginning of Year	50.8	73.7

Cash and Cash Equivalents, End of Year	$38.8	$50.3

(a)	Unaudited.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	Three Months Ended March 31,
	2009	2008
Sales:
Treatment Products:
- HTH Water Products	$102.7	$97.8
- Personal Care and Industrial Biocides	68.1	80.4
- Wood Protection and Industrial Coatings	78.2	115.4

Total Treatment Products	249.0	293.6
Performance Products:
- Performance Urethanes	41.0	49.0
- Hydrazine	3.7	4.5

Total Performance Products	44.7	53.5

Total Sales	$293.7	$347.1

Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$9.7	$6.0
- Personal Care and Industrial Biocides	11.3	15.9
- Wood Protection and Industrial Coatings	(6.4)	(0.3)

Total Treatment Products	14.6	21.6
Performance Products:
- Performance Urethanes	2.0	(0.3)
- Hydrazine	0.7	-

Total Performance Products	2.7	(0.3)

	17.3	21.3
General Corporate Expenses (c)	(8.2)	(9.1)

Total Segment Operating Income including Equity in Earnings of Affiliated Companies	9.1	12.2
Equity in Earnings of Affiliated Companies	(0.1)	(0.1)

Total Operating Income	9.0	12.1
Interest Expense, net	(3.9)	(3.3)

Income from Continuing Operations before Taxes and Equity in Earnings of Affiliated Companies	$5.1	$8.8

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies.
(c)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.